As filed with the Securities and Exchange Commission on February 15, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-3
Iris Energy Limited
(Exact Name of Registrant as Specified in Its Charter)
Australia	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
Level 12, 44 Market Street
Sydney, NSW 2000 Australia
+61 2 7906 8301
(Address and telephone number of Registrant’s principal executive offices)
Cogency Global Inc.
122 E. 42nd Street, 18th Floor
New York, New York 10168
(800) 221-0102
(Name, address and telephone number of agent for service)
Copies to:
Byron B. Rooney	Cesilia Kim, Chief Legal Officer
Marcel R. Fausten	Iris Energy Limited
Davis Polk & Wardwell LLP	Level 12, 44 Market Street
450 Lexington Avenue	Sydney, NSW 2000 Australia
New York, New York 10017	Tel: +61 2 7906 8301
Tel: (212) 450-4000
Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion
Preliminary Prospectus dated February 15, 2024
PROSPECTUS

Iris Energy Limited

Up to 2,069,122 Ordinary Shares
This prospectus relates to the offer and resale from time to time by certain selling shareholders named in this prospectus (the “Selling Holders”) of up to 2,069,122 of our ordinary shares, with no par value (the “Ordinary shares”). 1,954,049 of such Ordinary shares (the “Loan Funded Shares”) were issued in connection with certain loan agreements between us and the Selling Holders of the Loan Funded Shares (such Selling Holders, the “LFS Selling Holders”) or persons who nominated the LFS Selling Holders to hold such shares (together, the “Loan Agreements”).
We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the Ordinary shares by the Selling Holders pursuant to this prospectus. However, we may receive all or a portion of the proceeds from the sale of any Loan Funded Shares by the LFS Selling Holders pursuant to this prospectus in connection with the repayment of outstanding borrowings under the Loan Agreements. See “Use of Proceeds” and “Selling Holders” for additional information.
Our registration of the Ordinary shares covered by this prospectus does not mean that the Selling Holders will offer or sell any of the Ordinary shares. The Selling Holders may offer, sell or distribute all or a portion of the Ordinary shares hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Holders may sell the Ordinary shares in the section entitled “Plan of Distribution.” We will bear all costs and expenses and fees in connection with the registration of these Ordinary shares. We will not be paying any underwriting discounts or commissions in any offerings pursuant to this prospectus.
Our Ordinary shares are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “IREN”. On February 14, 2024, the last reported sale price of our Ordinary shares was $8.30 per Ordinary share.
We are both an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.
Investing in our securities involves a high degree of risk. See the “Risk Factors” section beginning on page 7 of this prospectus and, if applicable, any risk factors described in our Securities and Exchange Commission (“SEC”) filings that are incorporated by reference in this prospectus.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, (the “SEC”), using a “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, sell the Ordinary shares offered by them described in this prospectus in one or more offerings or otherwise as described under “Plan of Distribution.” We will not receive any proceeds from the sale by the Selling Holders of the securities offered by them described in this prospectus. However, we may receive all or a portion of the proceeds from the sale of any Ordinary shares by the Selling Holders pursuant to this prospectus in connection with the repayment of outstanding borrowings under the Loan Agreements. See “Use of Proceeds” and “Selling Holders” for additional information.
Before buying any of the securities that are offered by this prospectus, you should carefully read this prospectus with all of the information incorporated by reference in this prospectus, as well as the additional information described under the heading “Where You Can Find Additional Information” and “Information Incorporated by Reference.” These documents contain important information that you should consider when making your investment decision. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.
The information contained in this prospectus or any document incorporated by reference in this prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or the documents incorporated by reference in this prospectus or the sale of any securities. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
Neither we nor the Selling Holders have authorized anyone to provide you with information that is different from that contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the Selling Holders take responsibility for, or provide assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.
For investors outside the United States: Neither we nor the Selling Holders have taken any action that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Iris Energy,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Iris Energy Limited and its subsidiaries.
Trademarks
We have unregistered trademarks and service marks, and registered website domain, company and business names that we use in connection with the operation of our business. These include, among others, Iris Energy and www.irisenergy.co. Other trademarks and service marks referenced in this prospectus are, to our knowledge, the property of their respective owners.
Presentation of Financial Information
All references to “U.S. dollars,” “dollars,” “$,” “USD” or “US$” are to the U.S. dollar. All references to “Australian dollars,” “AUD” or “A$” are to the Australian dollar, the official currency of Australia. All references to “Canadian dollars,” “CAD” or “C$” are to the Canadian dollar, the official currency of Canada. All references to “IFRS” are to International Financial Reporting Standards, as issued by the International Accounting Standards Board, or the IASB. References to a particular “fiscal year” are to Iris Energy’s fiscal year ended June 30 of that year.
Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
Market And Industry Data
This prospectus includes market, economic, and industry data as well as certain statistics and information relating to our business, markets, and other industry data, which we obtained or extrapolated from various third-party industry and research sources, as well as assumptions that we have made that are based on those data and other similar sources. Industry publications and other third-party surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we believe that such data is reliable, we have not independently verified such data and cannot guarantee the accuracy or completeness thereof. Additionally, we cannot assure you that any of the assumptions underlying these statements are accurate or correctly reflect our position in the industry, and not all of our internal estimates have been verified by any independent sources. Furthermore, we cannot assure you that a third-party using different methods to assemble, analyze, or compute market data would obtain the same results. There is no precise definition for what constitutes the Bitcoin mining market, the HPC solutions market or any other market or industry referenced in this prospectus. We do not intend, and do not assume any obligations, to update industry or market data set forth in this prospectus. Finally, behavior, preferences, and trends in the marketplace tend to change. As a result, investors and prospective investors should be aware that data in this prospectus and estimates based on such data may not be reliable indicators of future results.
References to “market share” and “market leader” are based on global revenues in the referenced market, and unless otherwise specified herein, are based on certain of the materials referenced above.

GLOSSARY OF INDUSTRY TERMS AND CONCEPTS
Throughout this prospectus, we use a number of industry terms and concepts which are defined as follows:
•	AI: Artificial intelligence (AI) is the simulation of human intelligence processes by machines, especially computer systems.
•	ASICs: An Application Specific Integrated Circuit is a type of integrated circuit that is custom-designed for a particular use, rather than intended for general-purpose use.
•	Bitcoin: A system of global, decentralized, scarce, digital money as initially introduced in a white paper titled Bitcoin: A Peer-to-Peer Electronic Cash System by Satoshi Nakamoto.
•	Bitcoin Network: The collection of all nodes running the Bitcoin protocol. This includes miners that use computing power to maintain the ledger and add new blocks to the blockchain.
•	Block: A bundle of transactions analogous with digital pages in a ledger. Transactions are bundled into blocks, which are then added to the ledger. Miners are rewarded for “mining” a new block.
•
Blockchain: A software program containing a cryptographically secure digital ledger that maintains a record of all transactions that occur on the network, that enables peer-to-peer transmission of transaction information, and that follows a consensus protocol for confirming new blocks to be added to the blockchain.

•
Difficulty: In the context of Bitcoin mining, a measure of the relative complexity of the algorithmic solution required for a miner to mine a block and receive the Bitcoin reward. An increase in global hashrate will temporarily result in faster block times as the mining algorithm is solved quicker – and vice versa if the global hashrate decreases. The Bitcoin network protocol adjusts the network difficulty every 2,016 blocks (approximately every two weeks) to maintain a target block time of 10 minutes.

•
Digital Asset: Bitcoin and alternative coins, or “altcoins,” launched after the success of Bitcoin. This category is designed to serve functions including as a medium of exchange, store of value, and/or to power applications.

•	Fiat Currency: A government issued currency that is not backed by a physical commodity, such as gold or silver, but rather by the government that issued it.
•
GPUs: Graphics processing units are a type of computing technology designed for parallel processing, which can be used in a wide range of applications, including graphics and video rendering, gaming, creative production and AI.

•	Hash: To compute a function that takes an input, and then outputs an alphanumeric string known as the “hash value”.
•
Hashrate: The speed at which a miner can produce computations (hashes) using the Bitcoin network’s algorithm, expressed in hashes per second. The hashrate of all miners on a particular network is referred to as the global hashrate.

•
HPC: High-performance computing, which refers to the aggregation of computing power to achieve higher performance levels, often utilized to perform complex calculations in fields including science, engineering, finance, AI/ML, and business. It typically involves using supercomputers or clusters of computers, often employing parallel processing, to perform calculations simultaneously, thereby greatly reducing computation time.

•
Miner: Individuals or entities who operate a computer or group of computers that compete to mine blocks. Bitcoin miners who successfully mine blocks are rewarded with new Bitcoin as well as any transaction fees.

•	Mining: The process by which new Bitcoin blocks are created, and thus new transactions are added to the blockchain in the Bitcoin network.
•
Mining pools: Mining pools are platforms for miners to contribute their hashrate in exchange for digital assets, including Bitcoin, and in some cases regardless of whether the pool effectively mines any block. Miners tend to join pools to increase payout frequency, with pools generally offering daily payouts, and to externalize to the pool the risk of a block taking longer than statistically expected from the network difficulty. Mining pools offers these services in exchange for a fee.
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Proof-of-work: A protocol for establishing consensus across a system that ties mining capability to computational power. Hashing a block, which is in itself an easy computational process, now requires each miner to solve for a certain difficulty variable periodically adjusted by the Bitcoin network protocol. In effect, the process of hashing each block becomes a competition and, as a result, the overall process of hashing requires time and computational effort.

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Proof-of-stake: An alternative consensus protocol, in which a “validator” typically may use their own digital assets to validate transactions or blocks. Validators may “stake” their digital assets on whichever transactions they choose to validate. If a validator validates a block (group of transactions) correctly, it will receive a reward. Typically, if a validator verifies an incorrect transaction, it may lose the digital assets that it staked. Proof-of-stake generally requires a negligible amount of computing power compared to Proof-of-work.

•	Protocol: The software that governs how a blockchain operates.
•	REC: Renewable Energy Certificate.
•	SEC: U.S. Securities and Exchange Commission.
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PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus forms a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Iris Energy,” “we,” “us,” “our,” “its,” and the “Company” refer to the registrant and its consolidated subsidiaries.
Overview of our Company
We are a leading owner and operator of next-generation data centers powered by 100% renewable energy (whether from clean or renewable energy sources or through the purchase of RECs). Our data centers are purpose-built for high performance compute and today support a combination of ASICs for Bitcoin mining and GPUs for AI workloads. Our Bitcoin mining operations generate revenue by earning Bitcoin through a combination of block rewards and transaction fees from the operation of our specialized computers called ASICs (which we refer to as “Bitcoin miners”) and exchanging these Bitcoin for fiat currencies, such as U.S. dollars or Canadian dollars.
We have been mining Bitcoin since 2019. We typically liquidate all the Bitcoin we mine daily and therefore did not have any Bitcoin held on our balance sheet as of December 31, 2023. To date we have utilized Kraken, a U.S.-based digital asset trading platform, to liquidate the Bitcoin we mine. The mining pools that we utilize for the purposes of our Bitcoin mining transfer the Bitcoin that we have mined to Kraken on a daily basis. Such Bitcoin is then exchanged for fiat currency on the Kraken exchange or via its over-the-counter trading desk.
We are also diversifying our revenue streams into new markets. As previously announced in June 2023, we have revitalized our strategy of developing HPC solutions, and in August 2023 announced the purchase of 248 NVIDIA H100 GPUs to target generative AI. In February 2024, we announced a three-month GPU cloud service agreement with Poolside SAS AI to utilize those GPUs (with an option to extend for a further three months at the customer’s election) along with the further purchase of 568 NVIDIA H100 GPUs to service potential customer demand. We believe we may be able to leverage our existing infrastructure and expertise to expand our offering HPC solutions and target a range of industries and applications, such as AI/ML, scientific research, and rendering.
Company Information
We were originally incorporated under the laws of New South Wales, Australia, on November 6, 2018 as “Iris Energy Pty Ltd” an Australian proprietary company (ACN 629 842 799). On October 7, 2021, we converted into a public company named “Iris Energy Limited” under Australian law and on November 19, 2021, we closed our initial public offering in the United States. Our principal executive offices are located at Level 12, 44 Market Street, Sydney, Australia, and our telephone number is +61 2 7906 8301. We maintain a website at https://irisenergy.co/. Information on our website is not incorporated by reference into or otherwise part of this prospectus.
Implications of Being an Emerging Growth Company and a Foreign Private Issuer
Emerging Growth Company
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). For so long as we remain an emerging growth company, we are eligible to utilize the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to companies that conduct initial public offerings and file periodic reports with the SEC. These provisions include, but are not limited to:
•
not being required to comply with the auditor attestation requirements of Section 404 of SOX, the assessment of our internal control over financial reporting, which would otherwise be applicable beginning with the second annual report following the effectiveness of this registration statement;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including in this prospectus; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
We will remain an emerging growth company until the first to occur of (i) June 30, 2027, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion or (iii) the last day of the fiscal in which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act, which means the market value of our Ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of the second financial quarter of such financial year; or, if it occurs before any of the foregoing dates, the date on which we have issued more than $1 billion in non-convertible debt over a three-year period.
We have elected to utilize certain of the reduced disclosure obligations in this prospectus and may elect to utilize other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our shareholders may be different than what you might receive from other public reporting companies in which you hold equity interests.
Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Given that we currently report and expect to continue to report under the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), we will not be able to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.
Foreign Private Issuer
We qualify as a “foreign private issuer” under U.S. securities laws. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from compliance with certain laws and regulations of the SEC, including:
•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

As a foreign private issuer, we are also permitted to follow home country corporate governance practices instead of certain corporate governance practices required by the Nasdaq for U.S. domestic issuers. While we intend to follow most Nasdaq corporate governance listing standards, we currently follow Australian law for certain corporate governance practices in lieu of Nasdaq corporate governance listing standards as follows:
•	exemption from the requirement to have a compensation committee and a nominating and corporate governance committee composed solely of independent members of the board of directors;
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exemption from quorum requirements applicable to meetings of shareholders under Nasdaq rules. In accordance with generally accepted business practice and Australian law, our Constitution provides quorum requirements that are generally applicable to meetings of shareholders under Australian law;

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exemption from the Nasdaq corporate governance listing standards applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq corporate governance listing standards, as permitted by the foreign private issuer exemption; and

•	exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of share option plans.

We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.
Because we are a foreign private issuer, our officers, directors and principal shareholders are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.
We may utilize these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.
Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are not emerging growth companies and will continue to be permitted to follow our home country practice on such matters.
In this prospectus and in the documents incorporated by reference in this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being a foreign private issuer. Accordingly, the information contained in this prospectus and in the documents incorporated by reference in this prospectus may be different than the information you receive from other public companies in which you hold securities.
For additional information, see “Item 3.D. Key Information—Risk Factors—Risks Related to Being a Foreign Private Issuer—As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company” and “Item 3.D. Key Information—Risk Factors—General Risk Factors—We are an “emerging growth company” under the JOBS Act and will avail ourselves of reduced disclosure requirements applicable to emerging growth companies” in our Annual Report on Form 20-F, incorporated herein by reference.

Summary Risk Factors
Investing in our Ordinary shares involves a high degree of risk. You should consider carefully the risk factors described in this prospectus under “Risk Factors” as well as those contained in our most recent Annual Report on Form 20-F, and any updates to those risks in our Reports on Form 6-K, in each case incorporated by reference herein, together with all of the other information appearing or incorporated by reference herein. Among these important risks are risks associated with the following:
Risks Related to Ownership of Our Ordinary Shares
•	The market price of our Ordinary shares may be highly volatile.
Risks Related to Taxation
•	Future developments regarding the treatment of digital assets for U.S. federal income and foreign tax purposes could adversely impact our business.
•
There can be no assurance that we will not be a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. investors.

•	If a United States person is treated as owning at least 10% of our Ordinary shares, such holder may be subject to adverse U.S. federal income tax consequences.
•	Future changes to tax laws could materially adversely affect our company and reduce net returns to our shareholders.
Risks Related to Our Business
•
We have a limited operating history, with operating losses as the business has grown. If we cannot sustain greater revenues than our operating costs, we will incur operating losses, which could adversely impact our operations, strategy and financial performance.

•	We have an evolving business model and strategy.
•	Our increased focus on potential HPC solutions may not be successful and may result in adverse consequences to our business, results of operations and financial condition.
•	Our business, operating plans and expansion plans may be delayed or change in light of evolving market conditions and several other factors.
•
Certain of our limited recourse wholly-owned subsidiaries have defaulted on equipment financing agreements and are subject to bankruptcy proceedings and legal action by the lender, and we may be exposed to claims in connection with such proceedings.

•	Our future success will depend significantly on the price of Bitcoin, which is subject to risk and has historically been subject to significant price volatility, as well as a number of other factors.
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Our business is highly dependent on a small number of digital asset mining equipment suppliers. Failure of our suppliers to perform under the relevant supply contracts, or of our ability to fulfill our obligations thereunder, could materially impact our operating results and financial condition.

•	Any electricity outage, limitation of electricity supply or increase in electricity costs may result in material impacts to our operations and financial performance.
•	Serial defects in our ASICs, GPUs and other equipment may result in failure or underperformance relative to expectations and materially impact our operations and financial performance.
•
Any environmental, health and safety incidents including due to climate change, severe weather conditions and man-made disasters, may result in material impacts to our operations and financial performance.

Risks Related to Bitcoin
•
The transition of digital asset networks such as Bitcoin from proof-of-work mining algorithms to proof-of-stake validation may significantly impact the value of our capital expenditures and investments in machines and real property to support proof-of-work mining, which could make us less competitive and ultimately adversely affect our business and the value of our Ordinary shares.

•	There is a risk of additional Bitcoin mining capacity from competing Bitcoin miners, which would increase the global hashrate and decrease our effective market share.
•	Bitcoin is a form of technology which may become redundant or obsolete in the future.
Risks Related to Third-Parties
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Banks, financial institutions, insurance providers and other counterparties may fail, may not provide relevant goods and services including bank accounts, or may cut off certain banking or other goods and services, including to digital assets investors or businesses that engage in Bitcoin-related activities or that accept Bitcoin as payment.

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Disruptions at over-the-counter (“OTC”) trading desks and potential consequences of an OTC trading desk’s failure could adversely affect our business. We may be required to, or may otherwise determine it is appropriate to, switch to an alternative digital asset trading platform and/or custodian.

Risks Related to Regulations and Regulatory Frameworks
•	The regulatory environment regarding digital asset mining is in flux, and we may become subject to changes to and/or additional laws and regulations that may limit our ability to operate.
•	Our business and financial condition may be materially adversely affected by changes to and/or increased regulation of energy sources.
Risks Related to Being a Foreign Private Issuer
•	We currently report our financial results under IFRS, which differs from U.S. generally accepted accounting principles, or U.S. GAAP.
•	As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company.
•
We are an Australian public company with limited liability. The rights of our shareholders may be different from the rights of shareholders in companies governed by the laws of U.S. jurisdictions and may not protect investors in the same similar fashion afforded by incorporation in a U.S. jurisdiction.

Please see “Risk Factors” in our most recent Annual Report on Form 20-F and our other filings with the SEC, which are incorporated by reference herein, for a discussion of these and other factors you should consider before making an investment in our Ordinary shares.

THE OFFERING
Issuer
Iris Energy Limited
Ordinary shares offered by the Selling Holders from time to time
Up to 2,069,122 Ordinary shares
Terms of the Offering
The Selling Holders may offer, sell or distribute all or a portion of the Ordinary shares covered by this prospectus publicly or through private transactions at prevailing market prices or at negotiated prices. See “Plan of Distribution.”
Ordinary shares outstanding as of January 31, 2024
97,111,112 shares
Use of Proceeds
We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the Ordinary shares covered by this prospectus. However, we may receive all or a portion of the proceeds from the sale of any Loan Funded Shares by the LFS Selling Holders pursuant to this prospectus in connection with the repayment of outstanding borrowings under the Loan Agreement. As of January 31, 2024, an aggregate of A$5.4 million of borrowings was outstanding under the Loan Agreements. We currently intend to use any proceeds we receive from repayment of the Loan Agreements for working capital and general corporate purposes. See “Use of Proceeds” and “Selling Holders” for additional information.
Market for Ordinary Shares
Our Ordinary shares are currently traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “IREN”.
Risk Factors
Investing in our Ordinary shares involves a high degree of risk. See the “Risk Factors” section beginning on page 7 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors you should consider before deciding to invest in our Ordinary shares.
Plan of Distribution
For additional information concerning the offering, see “Plan of Distribution.”
The number of Ordinary shares outstanding before this offering is based on 97,111,112 Ordinary shares outstanding as of January 31, 2024, and excludes:
•	8,906,839 Ordinary shares issuable upon the exercise of options outstanding under our share issuance plans as of January 31, 2024, at a weighted-average exercise price of $41.93 per share; and
•	6,656,330 Ordinary shares issuable upon vesting of restricted share units outstanding under our Long-Term Incentive Plans as of January 31, 2024.

RISK FACTORS
Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the risks described in our then most recent Annual Report on Form 20-F, and any updates to those risk factors in our reports on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, that involve substantial risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies and trends we expect to affect our business. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” and other similar expressions.
We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this prospectus and the documents incorporated by reference into this prospectus, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations, and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include, but are not limited to:
•	Bitcoin price and foreign currency exchange rate fluctuations;
•	our ability to obtain additional capital on commercially reasonable terms and in a timely manner to meet our capital needs and facilitate our expansion plans;
•
the terms of any future financing or any refinancing, restructuring or modification to the terms of any future financing, which could require us to comply with onerous covenants or restrictions, and our ability to service our debt obligations, any of which could restrict our business operations and adversely impact our financial condition, cash flows and results of operations;

•
our ability to successfully execute on our growth strategies and operating plans, including our ability to continue to develop our existing data center sites and to increase our diversification into the market for HPC solutions we may offer;

•	our limited experience with respect to new markets we have entered or may seek to enter, including the market for HPC solutions;
•	expectations with respect to the ongoing profitability, viability, operability, security, popularity and public perceptions of the Bitcoin network;
•	expectations with respect to the profitability, viability, operability, security, popularity and public perceptions of any HPC solutions that we may offer;
•	our ability to secure customers on commercially reasonable terms or at all, particularly as it relates to our potential expansion into HPC solutions;
•	our ability to secure renewable energy, renewable energy certificates, power capacity, facilities and sites on commercially reasonable terms or at all;
•	our ability to secure renewable energy and renewable energy certificates on commercially reasonable terms or at all;
•	the risk that counterparties may terminate, default on or underperform their contractual obligations;
•	Bitcoin global hashrate fluctuations;
•	delays associated with, or failure to obtain or complete, permitting approvals, grid connections and other development activities customary for greenfield or brownfield infrastructure projects;
•	our reliance on power and utilities providers, third party mining pools, exchanges, banks, insurance providers and our ability to maintain relationships with such parties;

•	expectations regarding availability and pricing of electricity;
•
our participation and ability to successfully participate in demand response products and services and other load management programs run, operated or offered by electricity network operators, regulators or electricity market operators;

•
the availability, reliability and/or cost of electricity supply, hardware and electrical and data center infrastructure, including with respect to any electricity outages and any laws and regulations that may restrict the electricity supply available to us;

•	any variance between the actual operating performance of our hardware achieved compared to the nameplate performance including hashrate;
•	our ability to curtail our electricity consumption and/or monetize electricity depending on market conditions, including changes in Bitcoin mining economics and prevailing electricity prices;
•	actions undertaken by electricity network and market operators, regulators, governments or communities in the regions in which we operate;
•	the availability, suitability, reliability and cost of internet connections at our facilities;
•
our ability to secure additional hardware, including hardware for Bitcoin mining and HPC solutions we may offer, on commercially reasonable terms or at all, and any delays or reductions in the supply of such hardware or increases in the cost of procuring such hardware;

•	expectations with respect to the useful life and obsolescence of hardware (including hardware for Bitcoin mining as well as hardware for other applications, including HPC solutions we may offer);
•	delays, increases in costs or reductions in the supply of equipment used in our operations;
•	our ability to operate in an evolving regulatory environment;
•	our ability to successfully operate and maintain our property and infrastructure;
•	reliability and performance of our infrastructure compared to expectations;
•	malicious attacks on our property, infrastructure or IT systems;
•	our ability to maintain in good standing the operating and other permits and licenses required for our operations and business;
•	our ability to obtain, maintain, protect and enforce our intellectual property rights and confidential information;
•	any intellectual property infringement and product liability claims;
•	whether the secular trends we expect to drive growth in our business materialize to the degree we expect them to, or at all;
•	the occurrence of any environmental, health and safety incidents at our sites, and any material costs relating to environmental, health and safety requirements or liabilities;
•	damage to our property and infrastructure and the risk that any insurance we maintain may not fully cover all potential exposures;
•
ongoing proceedings relating to the default by two of the Company’s wholly-owned special purpose vehicles under limited recourse equipment financing facilities; ongoing securities litigation relating in part to the default; and any future litigation, claims and/or regulatory investigations, and the costs, expenses, use of resources, diversion of management time and efforts, liability and damages that may result therefrom;

•	our failure to comply with any laws including the anti-corruption laws of the United States and various international jurisdictions;
•	any failure of our compliance and risk management methods;
•	our ability to attract, motivate and retain senior management and qualified employees;

•
increased risks to our global operations including, but not limited to, political instability, acts of terrorism, theft and vandalism, cyberattacks and other cybersecurity incidents and unexpected regulatory and economic sanctions changes, among other things;

•	climate change, severe weather conditions and natural and man-made disasters that may materially adversely affect our business, financial condition and results of operations;
•	the ongoing effects of COVID-19 or any other outbreak of an infectious disease and any governmental or industry measures taken in response;
•	our ability to remain competitive in dynamic and rapidly evolving industries;
•	damage to our brand and reputation;
•	the costs of being a public company; and
•	other risk factors disclosed under “Item 3.D.—Risk Factors” in our Annual Report on Form 20-F, incorporated herein by reference.
Forward-looking statements speak only as of the date on which they were made. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise. You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS
Any Ordinary shares offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the Ordinary shares by the Selling Holders pursuant to this prospectus. However, we may receive all or a portion of the proceedings from the sale of any Loan Funded Shares by the LFS Selling Holders pursuant to this prospectus in connection with the repayment of outstanding borrowings under the Loan Agreements. See “Selling Holders” for additional information. As of January 31, 2024, an aggregate of A$5.4 million of borrowings was outstanding under the Loan Agreements. We currently intend to use any proceeds we receive from repayment of the Loan Agreements for working capital and general corporate purposes.
The Selling Holders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Holders in connection with any sale of their Ordinary shares. The Company will bear all other costs, fees and expenses incurred in effecting the registration of the Ordinary shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants. The Company may also agree to reimburse certain Selling Holders for all or a portion of any underwriting fees, discounts and selling commissions incurred by such Selling Holders in connection with any sale of their Ordinary shares offered by such Selling Holders pursuant to this prospectus.

DETERMINATION OF OFFERING PRICE
We cannot currently determine the price or prices at which the Ordinary shares may be sold by the Selling Holders under this prospectus.

DIVIDEND POLICY
Since our incorporation, we have not declared or paid any dividends on our issued share capital. Any determination to pay dividends in the future will be at the discretion of our board and subject to Australian law. If our board of directors elects to pay dividends, the form, frequency and amount will depend upon our future operations and earning, capital requirements and surplus, general financial conditions, contractual restrictions and other factors that our board of directors may deem relevant. B Class shares do not confer on their holders any right to receive dividends.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
We are a public company incorporated under the laws of Australia with limited liability. Some or all of our directors may be non-residents of the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible or practicable for you to:
•	effect service of process within the United States upon our non-U.S. resident directors or on us;
•	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;
•
enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•	bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors or us based solely upon U.S. securities laws.
You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S. courts against any of our non-U.S. resident directors or us, including actions under the civil liability provisions of the U.S. securities laws. Australia has developed a different body of securities laws as compared to the United States and may provide protections for investors to a lesser extent.
It may be difficult (or impossible in some circumstances) for Australian companies to commence court action or proceedings before the federal courts of the United States or other jurisdiction in which it conducts business or has assets. This may make it difficult for us to recover amounts we are owed and to generally enforce our rights, which may have an adverse impact on our operations and financial standing. Even where we are able to enforce our rights, this may be costly and/or time consuming, risky, and may not guarantee recovery, which in turn may have an adverse impact on our operations and financial standing.
There are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia. We also note that investors may be able to bring an original action in an Australian court against us to enforce liabilities based in part upon U.S. federal securities laws. The disclosures in this section are not based on the opinion of counsel.
We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us under the federal securities laws of the United States.

SELLING HOLDERS
This prospectus relates to the possible offer and resale by the Selling Holders of up to 2,069,122 of our Ordinary shares, which included 1,954,049 Loan Funded Shares. The Loan Funded Shares were issued in connection with certain Loan Agreements between us and the LFS Selling Holders or persons who nominated the LFS Selling Holders to hold such shares. See “Material Relationships with the Selling Holders—LFS Selling Holders” below for additional information. Except as described under “Material Relationships with the Selling Holders” below, the Selling Holders have not had any material relationship with us or any of our affiliates within the past three years. All Ordinary shares numbers listed in this prospectus reflect the 1-5 reverse split which was effected by the Company on November 4, 2021.
The Selling Holders may from time to time offer and sell any or all of the Ordinary shares set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the securities of the Company listed in the table below after the date of this prospectus such that registration rights shall apply to those securities.
The following table is prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of Ordinary shares that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days of January 31, 2024. We have based percentage ownership prior to this offering on 97,111,112 Ordinary shares as of January 31, 2024.
Unless otherwise indicated below, the address for each beneficial owner is c/o Iris Energy Limited, Level 12, 44 Market Street, Sydney, NSW 2000, Australia.
We cannot advise you as to whether the Selling Holders will in fact sell any or all of the securities set forth in the tables below. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, such securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of the below tables, unless otherwise indicated below, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Selling Holder	Number of Ordinary Shares Beneficially Owned Prior to the Offering	% of Total Ownership Prior to the Offering	Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After the Offering	% of Total Ownership After the Offering
B&L Fry Holdings Ltd.(1)	490,196	*	453,431	36,765	*
HSM Capital Pty Ltd (ACN 636 067 331) as trustee for Bjorca Trust(2)	286,988	*	286,988	—	—
Jarrett Chasse(3)	44,288	*	39,902	4,386	*
Jason Date(4)	20,206	*	17,022	3,184	*
Kent Draper(5)	369,152	*	237,968	131,184	*
Greg Duerksen(6)	43,138	*	39,902	3,236
EAG Holdings Pty Ltd (ACN 636 630 272) as trustee for the EAG Holdings Family Trust(7)	242,425	*	242,425	—	—
Brian Fehr(8)	920,143	*	490,196	429,947	*
Peter Fry(9)	43,138	*	39,902	3,236	*
Elvoca Consulting Pty Ltd as trustee for the GL Roberts Superannuation Fund(10)	108,573	*	108,573	—	—

Selling Holder	Number of Ordinary Shares Beneficially Owned Prior to the Offering	% of Total Ownership Prior to the Offering	Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After the Offering	% of Total Ownership After the Offering
Aaron Hawkins(11)	12,766	*	12,766	—	—
Gregoire Mauve as trustee for the MAUVE Trust(12)	95,030	*	72,410	22,620	*
Janine Maree Roberts(13)	114,573	*	6,000	—	—
Gregory Leslie Roberts(14)	109,073	*	500	—	—
Maxim Yushchenko(15)	21,569	*	21,137	432	*
Total	2,613,203	*	2,069,122	634,990	*
*	Represent less than 1% of the outstanding Ordinary shares
(1)
Represents 490,196 Ordinary shares held by B&L Fry Holdings Ltd., comprised of (i) 36,765 Ordinary shares purchased directly from the Company prior to the IPO and (ii) 453,431 Ordinary shares that were issued on April 4, 2020 subject to vesting conditions, whose purchase was funded pursuant to a Loan Agreement between the Company and Brian Fry. All of the 453,431 Ordinary shares held pursuant to clause (ii) above have vested. B&L Fry Holdings Ltd. is controlled by Brian David Fry and Lora Fry, and they exercise shared voting power but not dispositive power with respect to all the Ordinary shares beneficially owned by that entity. The registered address of B&L Fry Holdings Ltd. is 1910 Second Avenue, PO Box 377, Rossland, BC, Canada, V0G 1Y0.

(2)
Represents 286,988 Ordinary shares held by HSM Capital Pty Ltd (ACN 636 067 331) as trustee for Bjorca Trust, comprised of (i) 196,079 Ordinary shares that were issued on April 4, 2020 pursuant to the Original Employee Share Plan (as defined below) subject to vesting conditions, whose purchase was funded pursuant to a Loan Agreement between the Company and Beomshik Shin, and (ii) 90,909 Ordinary shares that were issued on November 11, 2020 pursuant to the Revised Employee Share Plan (as defined below) all of which have fully vested, whose purchase was funded pursuant to a Loan Agreement between the Company and Beomshik Shin. The vesting conditions for the 196,079 Ordinary shares issued under the Original Employee Share Plan are partially met with 130,720 vested and the remaining 65,359 to vest on October 1, 2024. All of the 90,909 Ordinary shares issued under the Revised Employee Share Plan have fully vested. HSM Capital Pty Ltd (ACN 636 067 331) as trustee for Bjorca Trust is the Selling Holder and is controlled by Beomshik Shin and Rachel Kim, and they exercise shared voting power but not dispositive power with respect to all the Ordinary shares beneficially owned by that entity. The registered address of HSM Capital Pty Ltd (ACN 636 067 331) as trustee for Bjorca Trust is Suite 503, Level 5, 276 Pitt Street, Sydney NSW 2000.

(3)
Represents 44,288 Ordinary shares held by Jarrett Chasse, comprised of (i) 4,386 Ordinary shares, of which 3,236 Ordinary shares were purchased directly from the Company prior to the IPO and 1,150 Ordinary shares were purchased on the open market, and (ii) 39,902 Ordinary shares that were issued on April 4, 2020 pursuant to the Original Employee Share Plan subject to vesting conditions, whose purchase was funded pursuant to a Loan Agreement between the Company and Jarrett Chasse. The vesting conditions for the Ordinary shares issued under the Original Employee Share Plan are partially met, and as of January 1, 2024, 33,251 of such Ordinary shares had vested. The remaining 6,651 of such Ordinary shares will vest on January 1, 2025 if Mr Chasse remains employed until that date. Mr. Chasse exercises sole voting power but not dispositive power with respect to all the Ordinary shares.

(4)
Represents 20,206 Ordinary shares held by Jason Date, comprised of (i) 3184 Ordinary shares, of which 1684 Ordinary shares were purchased from another shareholder prior to the IPO and 1500 Ordinary shares were purchased on the open market in November 2023, and (ii) 17,022 Ordinary shares that were issued on May 10, 2021 pursuant to the Revised Employee Share Plan subject to vesting conditions, whose purchase was funded pursuant to a Loan Agreement between the Company and Jason Date. The vesting conditions for the 17,022 Ordinary shares issued under the Revised Employee Share Plan are dependent on the length of employment, with the first 33.33% vesting on April 7, 2024, then next 33.34% vesting on April 7, 2025 and the remaining 33.33% vesting on April 7, 2026, provided Mr. Date remains employed until that date. As of January 1, 2024, none of such Ordinary shares had vested. Mr. Date exercises sole voting power but not dispositive power with respect to all the Ordinary shares.

(5)
Represents 369,152 Ordinary shares held by Kent Draper, comprised of (i) 131,184 Ordinary shares, of which 131,184 Ordinary shares were purchased either directly from the Company or from another shareholder prior to the IPO, (ii)147,059 Ordinary shares that were issued on April 4, 2020 pursuant to the Original Employee Share Plan subject to vesting conditions, whose purchase was funded pursuant to a Loan Agreement between the Company and Kent Draper, and (iii) 90,909 Ordinary shares that were issued on November 11, 2020 pursuant to the Revised Employee Share Plan subject to vesting conditions, whose purchase was funded pursuant to a Loan Agreement between the Company and Kent Draper. The vesting conditions for the 147,059 Ordinary shares issued under the Original Employee Share Plan are partially met with 66.67% vested and the remainder to vest on January 1, 2025, and all the 90,909 Ordinary shares issued under the Revised Employee Share Plan are fully vested. As of January 1, 2024, 188,948 Ordinary shares had vested. Mr. Draper exercises sole voting power but not dispositive power with respect to all the Ordinary shares.

(6)
Represents 43,138 Ordinary shares held by Greg Duerksen, comprised of (i) 3,236 Ordinary shares, and (ii) 39,902 Ordinary shares that were issued on April 4, 2020 pursuant to the Original Employee Share Plan subject to vesting conditions, whose purchase was funded pursuant to a Loan Agreement between the Company and Greg Duerksen. The vesting conditions for the 39,902 Ordinary shares issued under the Original Employee Share Plan are partially met, and as of January 1, 2024, 33,251 of such Ordinary shares had vested. The remaining 6,651 of such Ordinary shares will vest on January 1, 2025 provided Mr Duerksen remains employed until that date. Mr. Duerksen exercises sole voting power but not dispositive power with respect to all the Ordinary shares.

(7)
Represents 242,425 Ordinary shares held by EAG Holdings Pty Ltd (ACN 636 630 272) as trustee for the EAG Holdings Family Trust, comprised of (i) 151,516 Ordinary shares that were issued on November 11, 2020 and (ii) 90,909 Ordinary shares that were issued on November 11, 2020, each issued pursuant to the Revised Employee Share Plan subject to vesting conditions, whose purchase was funded pursuant to two Loan Agreements between the Company and Glenn Harrison. The vesting conditions for the 242,425 Ordinary shares issued under the Revised Employee Share Plan are fully met in relation to the 90,909 Ordinary shares issued and partially met in relation to 151,516 Ordinary shares issued, with 33.33% now vested and the remaining 66.67% (101,011 Ordinary shares) vesting in increments until July 1, 2025. As of January 1, 2024, 141,414 Ordinary shares had vested. EAG Holdings Pty Ltd is trustee for EAG Holdings Family Trust and is controlled by Glenn Harrison and Tanya Harrison. and they exercise shared voting power but not dispositive power with respect to all the Ordinary shares beneficially owned by that entity.
(8)
Represents 920,143 Ordinary shares held by Brian Fehr or an entity in which Mr. Fehr has a beneficial interest, comprised of (i) 429,947 Ordinary shares issued directly by the Company prior to the IPO and (ii) 490,196 Ordinary shares that were issued to Brian Fehr on April 4, 2020, whose purchase was funded pursuant to a Loan Agreement between the Company and Brian Fehr, subject to vesting conditions. The vesting conditions for the Ordinary shares are fully met. As of January 1, 2024, all the 490,196 Ordinary shares had vested. Mr. Fehr exercises sole voting power but not dispositive power with respect to the 490,196 Ordinary shares and exercises sole voting and dispositive power with respect to the 429,947 Ordinary shares. Mr Fehr’s registered address is 1400-1199 W Hastings St., Vancouver, BC, V6E 3T5, Canada.

(9)
Represents 43,138 Ordinary shares held by Peter Fry, comprised of (i) 3,236 Ordinary shares purchased directly from the Company prior to the IPO and (ii) 39,902 Ordinary shares that were issued on April 4, 2020 pursuant to the Original Employee Share Plan subject to vesting conditions, whose purchase was funded pursuant to a Loan Agreement between the Company and Peter Fry. Mr. P. Fry’s employment ceased in 2023. As of January 1, 2024, 26,603 Ordinary shares had vested. Mr. Fry will be required to transfer the remaining unvested 13,299 Ordinary shares to the Company. Mr. Fry exercises sole voting power but not dispositive power with respect to all the Ordinary shares. Mr Fry’s registered address is 8835 Dunn Street, Canal Flats, BC, Canada V0B 1B0.

(10)
Represents 108,573 Ordinary shares held by Elvoca Consulting Pty Ltd as trustee for GL Roberts Superannuation Fund, comprised of (i) 7,000 Ordinary shares purchased on the open market and (ii) 101,573 Ordinary shares purchased from the Company prior to the IPO. Elvoca Consulting Pty Ltd is trustee for GL Roberts Superannuation Fund and is controlled by Gregory Leslie Roberts and Janine Maree Roberts, and they exercise shared voting and dispositive power with respect to the Ordinary shares beneficially owned by that entity.

(11)
Represents 12,766 Ordinary shares held by Aaron Hawkins, comprised of 12,766 Ordinary shares that were issued on May 10, 2021 pursuant to the Revised Employee Share Plan subject to vesting conditions, whose purchase was funded pursuant to a Loan Agreement between the Company and Aaron Hawkins. The vesting conditions for the Ordinary shares issued under the Revised Employee Share Plan are dependent on the length of employment, with the first 33.33% vesting on May 24, 2024, then the next 33.34% vesting on May 24, 2025 and the remaining 33.33% vesting on May 24, 2026, provided Mr. Hawkins remains employed until each such date. As of January 1, 2024, none of the Ordinary shares had vested. Mr. Hawkins exercises sole voting power but not dispositive power with respect to all of the Ordinary shares.

(12)
Represents 95,030 Ordinary shares held by Gregoire Mauve as trustee for the MAUVE Trust, comprised of (i) 22,620 Ordinary shares, of which these Ordinary shares were either converted from convertible notes purchased from the Company prior to the IPO or purchased from another shareholder pre-IPO, (ii) 43,137 Ordinary shares that were issued on April 4, 2020 pursuant to the Original Employee Share Plan subject to vesting conditions, whose purchase was funded pursuant to a Loan Agreement, and (iii) 29,273 Ordinary shares that were issued on November 11, 2020 pursuant to the Revised Employee Share Plan subject to vesting conditions, whose purchase was funded pursuant to a Loan Agreement between the Company and Gregoire Mauve. The vesting conditions for the Ordinary shares issued under the Original Employee Share Plan are partially met and the vesting conditions for the Ordinary shares issued under the Revised Employee Share Plan are fully met. As of January 1, 2024, 58,031 Ordinary shares had vested. The remaining 14,379 Ordinary shares will vest on January 1, 2025, provided Mr. Mauve remains employed until that date. Gregoire Mauve is trustee for the MAUVE Trust, and he exercises sole voting power but not dispositive power with respect to all the Ordinary shares beneficially owned by that entity.

(13)
Represents (i) 108,573 Ordinary shares held by Elvoca Consulting Pty Ltd as trustee for GL Roberts Superannuation Fund and (ii) 6,000 Ordinary shares held by Janine Maree Roberts. Elvoca Consulting Pty Ltd is trustee for GL Roberts Superannuation Fund and is controlled by Gregory Leslie Roberts and Janine Maree Roberts, and they exercise shared voting and dispositive power with respect to the Ordinary shares beneficially owned by that entity. Mrs. Roberts exercises sole voting and dispositive power with respect to the 6,000 Ordinary shares held in her name.

(14)
Represents (i) 108,573 Ordinary shares held by Elvoca Consulting Pty Ltd as trustee for GL Roberts Superannuation Fund and (ii) 500 Ordinary shares held by Gregory Leslie Roberts. Elvoca Consulting Pty Ltd is trustee for GL Roberts Superannuation Fund and is controlled by Gregory Leslie Roberts and Janine Maree Roberts, and they exercise shared voting and dispositive power with respect to the Ordinary shares beneficially owned by that entity. Mr. Roberts exercises sole voting and dispositive power with respect to all the 500 Ordinary shares held in his name.

(15)
Represents 21,569 Ordinary shares held by Maxim Yushchenko, comprised of (i) 432 Ordinary shares purchased directly from the Company prior to the IPO and (ii) 21,137 Ordinary shares that were issued on April 4, 2020 pursuant the Original Employee Share Plan subject to vesting conditions, whose purchase was funded pursuant to a Loan Agreement between the Company and Maxim Yushchenko. The vesting conditions for the Ordinary shares issued under the Original Employee Share Plan are partially met. As of January 1, 2024, 17,614 Ordinary shares had vested. The remaining 3,523 shares will vest on January 1, 2025 if Mr. Yushchenko remains employed until that date. Mr. Yushchenko exercises sole voting power but not dispositive power with respect to all the Ordinary shares.

Material Relationships with the Selling Holders
LFS Selling Holders
Issuance of shares
Loan Funded Shares covered by this prospectus were issued in connection with the Loan Agreements between us and the LFS Selling Holders or persons who nominated the LFS Selling Holders to hold the shares secured by the loaned funds. Such Loan Funded Shares were issued as follows:
•
527,118 of such Loan Funded Shares were issued on April 4, 2020 to certain employees of the Company pursuant to an employee share plan approved by shareholders on January 24, 2020 (the “Original Employee Share Plan”). As of January 1, 2024, an aggregate of 368,236 of such Loan Funded Shares were fully vested. The remainder of such Loan Funded Shares will vest in full between October 1, 2024 and January 1, 2025.

•
943,627 Loan Funded Shares were issued on April 4, 2020 to two individuals (or their nominated shareholder) who were identified as key persons in a business we acquired (the “PodTech Arrangement”). All such shares vested on achievement of performance milestones, all of which have been met.

•
483,304 Loan Funded Shares were issued on November 11, 2020 and May 10, 2021 pursuant to a revised employee share plan approved by shareholders on November 4, 2020 (the “Revised Employee Share Plan”). As of January 1, 2024, an aggregate of 352,505 of such Loan Funded Shares have fully vested. The remainder of such Loan Funded Shares will vest in full between July 1, 2025 and May 24, 2026.

Loan Agreements
Pursuant to Loan Agreements, we extended credit to the relevant borrower to fund the aggregate purchase price for the Loan Funded Shares covered by this prospectus, and such Loan Funded Shares were pledged to secure the relevant borrower’s obligations under the applicable Loan Agreement. As of January 31, 2024, an aggregate of A$5.4 million of borrowings was outstanding under the Loan Agreements. Each of the Loan Agreements has a final maturity date that is 119 months following the date of issuance of the relevant Loan Funded Shares issued in connection with the applicable Loan Agreement.
Loan Agreements with Employees
The Loan Agreements entered into with employees provide that the relevant loans are required to be repaid on the final maturity date, unless an earlier repayment trigger occurs. There are repayment triggers under such Loan Agreements, including termination of the relevant individual’s employment, and any sale of the Loan Funded Shares issued in connection with such Loan Agreement. The Loan Agreements require that the shares issued in connection with the relevant Loan Agreement be sold upon the occurrence of a repayment trigger in order to fund the repayment of the applicable loan or the loan otherwise be repaid at the final maturity date.
Loan Agreements Relating to PodTech Arrangement
The Loan Agreements relating to PodTech Arrangement provide that the relevant loans are required to be repaid on the final maturity date, unless an earlier repayment trigger occurs. Repayment triggers under such Loan Agreements include material breaches and defaults under the Loan Agreement or related agreements and a cessation of the individuals’ relationship as a senior stakeholder in the Company. The Loan Agreements require that the shares issued in connection with the relevant Loan Agreement be sold upon the occurrence of a repayment trigger in order to fund the repayment of the applicable loan or the loan otherwise be repaid at the final maturity date.
Transfer Restrictions
All the Loan Funded Shares covered by this prospectus are subject to certain transfer restrictions. The LFS Selling Holders may not transfer the Loan Funded Shares without Company approval, and shares issued under the Revised Employee Share Plan may not be transferred until three years after the date of acquisition. Unless otherwise agreed, if any shares covered by this prospectus that are subject to vesting conditions are transferred when only partially vested, the remainder of such shares will not vest and are required to be transferred back to the Company.

Other Relationships
Each of Beomshik Shin, Kent Draper, Glenn Harrison, Jason Date, Aaron Hawkins, Gregoire Mauve, Maxim Yushchenko, Jarrett Chasse, Greg Duerksen and Peter Fry are current or former employees of the Company (including, in certain cases, PDC, which is a wholly-owned subsidiary of the Company. Gregory Leslie Roberts and Janine Maree Roberts are the parents of Daniel Roberts and William Roberts, the co-founders, co-CEOs and directors of the Company.

DESCRIPTION OF SHARE CAPITAL AND CONSTITUTION
The following descriptions are summaries of the material terms of our Constitution. Reference is made to the more detailed provisions of the Constitution. Please note that this summary is not intended to be exhaustive. For further information please refer to the full version of our amended and restated Constitution which is included as an exhibit to this registration statement.
General
Iris Energy was incorporated under the laws of New South Wales, Australia on November 6, 2018, and is an Australian public company (ACN 629 842 799). Our registered address is located at c/o Pitcher Partners, Level 13, 664 Collins Street, Docklands, Victoria, Australia 3008.
We do not have a limit on our authorized share capital and do not recognize the concept of par value under Australian law.
Subject to restrictions on the issue of securities in our Constitution and the Corporations Act and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that the board determine.
The rights and restrictions attaching to Ordinary shares and B Class shares are derived through a combination of our Constitution, the common law applicable to Australia, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to Ordinary shares and B Class shares are summarized below. Each ordinary shareholder is entitled to receive notice of and to be present, to vote and to speak at general meetings.
Ordinary Shares
Our Ordinary shares and B Class shares will have the rights and restrictions described in “Key Provisions in our Constitution”.
Key Provisions in Our Constitution
Our Constitution is similar in nature to the bylaws of a U.S. corporation. It does not provide for or prescribe any specific objectives or purposes for the Company. Our Constitution is subject to the terms of the Corporations Act. It may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders (in person or by proxy) entitled to vote on the resolution.
Under Australian law, a company has the legal capacity and powers of an individual both within and outside Australia. The material provisions of our Constitution are summarized below. This summary is not intended to be complete nor to constitute a definitive statement of the rights and liabilities of our shareholders, and is qualified in its entirety by reference to the complete text of our Constitution, a copy of which is an exhibit to the registration statement of which this prospectus forms a part.
Interested Directors
A director or that director’s alternate who has a material personal interest in a matter that is being considered at a directors’ meeting must not be present while the matter is being considered at the meeting or vote in respect of that matter according to our Constitution unless permitted to do so by the Corporations Act, in which case such director may (i) be counted in determining whether or not a quorum is present at any meeting of directors considering that contract or arrangement or proposed contract or arrangement; (ii) sign or countersign any document relating to that contract or arrangement or proposed contract or arrangement; and (iii) vote in respect of, or in respect of any matter arising out of, the contract or arrangement or proposed contract or arrangement.
Unless a relevant exception applies, the Corporations Act requires our directors to provide disclosure of any material personal interest, and prohibits directors from voting on matters in which they have a material personal interest and from being present at the meeting while the matter is being considered, unless directors who do not have a material personal interest in the relevant matter have passed a resolution that identifies the director, the nature and extent of the director’s interest in the matter and its relation to our affairs and states that those directors are satisfied that the interest should not disqualify the director from voting or being present. In addition, the Corporations Act may require shareholder approval of any provision of related party benefits to our directors, unless a relevant exception applies.
Borrowing Powers Exercisable by Directors
Pursuant to our Constitution, the management and control of our business affairs are vested in our board of directors. Our board has the power to raise or borrow money or obtain other financial accommodation for the purposes of the Company, and may grant security for the repayment of that sum or sums or the payment, performance or fulfilment of any debts, liabilities, contracts or obligations incurred or undertaken by the Company in any manner and upon any terms and conditions as our board deems appropriate.
Appointment of Directors
Under the Constitution, the minimum number of directors that may comprise the board is 3 and the maximum is fixed by the directors but may not be more than 10 (unless otherwise determined by the board of directors). Directors are elected at annual general meetings of the Company. The directors may also appoint a Director to fill a casual vacancy on the Board or in addition to the existing directors, who will then hold office until the next annual general meeting of the Company.
Rights and Restrictions on Classes of Shares
The rights attaching to our Ordinary shares are detailed in our Constitution. Our Constitution provides that, subject to the Corporations Act and our Constitution, our directors may issue shares with preferential, deferred or special rights, privileges or conditions or with any restrictions, whether in relation to dividends, voting, return of share capital, or otherwise as our board of directors may determine. Subject to the Corporations Act and our Constitution (see “Anti-Takeover Effects of Certain Provisions of Our Constitution”), we may issue further shares on such terms and conditions as our board of directors resolve.
We may only issue preference shares if the rights attaching to the preference shares relating to repayment of capital, participation in surplus assets and profits, cumulative and non-cumulative dividends, voting and priority of payment of capital and dividends in respect of other shares (including Ordinary shares) are set out in our constitution or otherwise approved by special resolution passed at a general meeting.
Dividend Rights
Under the Corporations Act, a company must not pay a dividend unless (a) the company’s assets exceed its liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend; (b) the payment of the dividend is fair and reasonable to the company’s shareholders as a whole; and (c) the payment of the dividend does not materially prejudice the company’s ability to pay its creditors. Subject to this requirement, our board may from time to time determine to pay and declare dividends to shareholders in accordance with the respective rights and restrictions attached to any share or class of share. Each B Class share does not confer on its holder any right to receive dividends.
All dividends unclaimed for one year after the time for payment has passed may be invested or otherwise made use of by our board for our benefit until claimed or until dealt with under any law relating to unclaimed moneys.
Voting Rights
Voting rights at a general meeting of the Company’s shareholders will be determined by poll (rather than a show of hands).
On a poll, holders of Ordinary shares are entitled to one vote for each Ordinary share held and a fraction of a vote for each partly paid share held by the shareholder and in respect.
The holders of B Class shares are entitled to vote at general meetings of shareholders. Each B Class shareholder is entitled on a poll, to 15 votes for each Ordinary share held by the holder of a B Class share.

In the case of joint holders of a share, the vote of the joint holder whose name appears first on the register of shareholders in respect of the joint holding shall be accepted to the exclusion of the votes of the other joint holders.
In accordance with the Corporations Act and the provisions of our Constitution, the circumstances in which holders of a class of shares, including holders of Ordinary shares, will be entitled to vote separately as a single class are limited to:
•	voting for a variation of class rights that only affect a single share class;
•	voting for a compromise or arrangement proposed that would affect a certain class of holder, e.g. a plan of arrangement to transfer a class of share to a bidder; and
•	voting in response to a takeover bid for a specific class of shares.
Right to Share in Our Profits
Pursuant to our Constitution, our shareholders are entitled to participate in our profits only by payment of dividends in accordance with the respective rights and restrictions attached to any share or class of share. Our board may from time to time determine to pay dividends to the shareholders. However, any such dividend may only be payable in accordance with the requirements set out in the Corporations Act described above.
Rights to Share in the Surplus in the Event of Winding Up
If the Company is wound up, then subject to any rights or restrictions attached to a class of shares, any surplus must be divided among the Company’s shareholders in the proportions which the amount paid and payable (including amounts credited) on the shares of a shareholder is of the total amount paid and payable (including amounts credited) on the shares of all shareholders of the Company.
B Class shares shall not confer on their holders any right to participate pro rata in any distribution of profits and assets of, and any proceeds received by, the company in excess of the total amount of capital paid-up by the holders upon issue of such B Class share
Redemption Provision for Shares
There are no redemption provisions in our Constitution in relation to Ordinary shares. Under our Constitution, shares may be issued and allotted, which are liable to be redeemed.
B Class shares will be redeemed by the Company for A$1.00 per B Class share in accordance with the Constitution upon the earlier to occur of the following circumstances:
•	that holder (or its affiliate) ceases to be a director due to voluntary retirement;
•	the transfer of any B Class share by that holder (or an affiliate) to another person in breach of the Constitution (which is unremedied within 20 business days);
•	the liquidation or winding up of the Company; or
•	the date which is 12 years after the date upon which the company becomes first listed on a recognized stock exchange.
The redemption of B Class shares, whether voluntary or upon a transfer of B Class shares, may have the effect, over time, of increasing the relative voting power of those holders of B Class shares who retain their B Class shares. Under the Corporations Act, redeemable preference shares may only be redeemed if those preference shares are fully paid-up and payment in satisfaction of redemption is out of profits or the proceeds of a new issue of shares made for the purposes of the redemption.
Variation or Cancellation of Share Rights
Subject to the Corporations Act and the terms of issue of a class of shares, the rights attaching to any class of shares may be varied or cancelled with the approval of the Board and: (a) the consent in writing of the holders of three-quarters of the issued shares included in that class; or (b) by a special resolution passed at a separate meeting of the holders of those shares.

General Meetings of Shareholders
General meetings of shareholders may be called by our board of directors. Except as permitted under the Corporations Act, shareholders may not convene a meeting. The Corporations Act requires the directors to call and arrange to hold a general meeting on the request of shareholders with at least 5% of the votes that may be cast at a general meeting. Notice of the proposed meeting of our shareholders is required at least 21 days prior to such meeting under the Corporations Act.
Foreign Ownership Regulations
Our Constitution does not impose specific limitations on the rights of non-residents to own securities. However, acquisitions and proposed acquisitions of securities in Australian companies may be subject to review and approval by the Australian Federal Treasurer under the Foreign Acquisitions and Takeovers Act 1975 (Cth), or the FATA, which generally applies to acquisitions or proposed acquisitions:
•
by a foreign person (as defined in the FATA) or associated foreign persons that would result in such persons having an interest in 20% or more of the issued shares of, or control of 20% or more of the voting power in, an Australian company; or

•	by a foreign government investor (as defined in the FATA) that would result in such a person having any direct interest (as defined in the FATA) in an Australian company.
In general terms, for proposals for investment in non-sensitive sectors, no such review or approval under the FATA is required if the foreign acquirer is a U.S. entity and the value of the Australian target is less than A$1,427 million. A lower general A$330 million threshold applies to most other foreign investors.
The Australian Federal Treasurer may prevent a proposed acquisition in the above categories or impose conditions on such acquisition if the Australian Federal Treasurer is satisfied that the acquisition would be contrary to the national interest. If a foreign person acquires shares or an interest in shares in an Australian company in contravention of the FATA, the Australian Federal Treasurer has the power to make a range of orders including an order of the divestiture of such person’s shares or interest in shares in that Australian company.
Share transfers
Subject to the Constitution, shares may be transferred by a proper transfer effected in accordance with the Nasdaq listing rules, by a written instrument of transfer which complies with the Constitution or by any other method permitted by the Corporations Act. The board may refuse to register a transfer of shares where permitted or required to do so under the Corporations Act or Nasdaq listing rules. B Class shares are not transferable by the holder (other than to an affiliate of that holder).
Issues of Shares and Change in Capital
Subject to our Constitution, the Corporations Act and any other applicable law, we may at any time issue shares and give any person a call or option over any shares on any terms, with preferential, deferred or other special rights, privileges or conditions or with restrictions and for the consideration and other terms that the directors determine. We may only issue preference shares if the rights attaching to the preference shares relating to repayment of capital, participation in surplus assets and profits, cumulative and non-cumulative dividends, voting and priority of payment of capital and dividends in respect of other shares (including Ordinary shares) are set out in our Constitution or otherwise approved by special resolution passed at a general meeting of shareholders.
Subject to the requirements of our Constitution, the Corporations Act and any other applicable law, including relevant shareholder approvals, we may consolidate or divide our share capital into a larger or smaller number by resolution, reduce our share capital in any manner (provided that the reduction is fair and reasonable to our shareholders as a whole, does not materially prejudice our ability to pay creditors and obtains the necessary shareholder approval) or buy back our Ordinary shares whether under an equal access buy-back or on a selective basis.
Proportional takeover bids
Our Constitution contains provisions for shareholder approval to be required in relation to any proportional takeover bid. These provisions will cease to apply unless renewed by special resolution of the shareholders in general meeting by the third anniversary of the date of the Constitution’s adoption.

Amendment
The Constitution can only be amended by special resolution passed by at least three-quarters of the votes cast by shareholders present (in person or by proxy) and entitled to vote on the resolution at a general meeting of the Company. The Company must give at least 21 days’ written notice of a general meeting of the Company.
Anti-Takeover Effects
Takeovers of Australian public companies that have more than 50 shareholders are regulated by, amongst other things, the Corporations Act which prohibits the acquisition of a relevant interest in issued voting shares in a public company if the acquisition will lead to that person’s or someone else’s voting power in the company increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%, which we refer to as the Takeover Prohibition, subject to a range of exceptions. Generally, and without limitation, a person will have a “relevant interest” in securities if they:
•	are the holder of the securities (other than if the person holds those securities as a bare trustee);
•	have power to exercise, or control the exercise of, a right to vote attached to the securities; or
•	have the power to dispose of, or control the exercise of a power to dispose of, the securities (including any indirect or direct power or control).
If at a particular time a person has a relevant interest in issued securities and the person (whether before or after acquiring the relevant interest):
•	has entered or enters into an agreement with another person with respect to the securities;
•
has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities (whether the right is enforceable presently or in the future and whether or not on the fulfillment of a condition); or

•
has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities and the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised,

•	the other person is also taken to have acquired a relevant interest in the securities that are the subject of an abovementioned act, at the time that such act occurs.
There are a number of exceptions to the Takeover Prohibition. In general terms, some of the more significant exceptions include:
•	when the acquisition results from the acceptance of an offer under a formal takeover bid;
•	when the acquisition is conducted on market by or on behalf of the bidder under a takeover bid and the acquisition occurs during the bid period;
•	when the dis-interested shareholders of the target company approve the takeover by resolution passed at general meeting;
•
an acquisition by a person if, throughout the six months before the acquisition, that person, or any other person, has had voting power in the company of at least 19% and as a result of the acquisition, none of the relevant persons would have voting power in the company more than 3% higher than they had six months before the acquisition;

•	as a result of a rights issue;
•	as a result of dividend reinvestment schemes or bonus share plan;
•	through operation of law;
•	an acquisition which arises through the acquisition of a relevant interest in another listed company which is listed on a prescribed financial market;
•	arising from an auction of forfeited shares conducted on-market; or
•	arising through a compromise, arrangement, liquidation or buy-back.

Certain breaches of the takeovers provisions of the Corporations Act may give rise to criminal offences. The Australian Securities and Investments Commission and the Australian Takeover Panel have a wide range of powers relating to breaches of takeover provisions including the ability to make orders canceling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches of the takeovers provisions provided in the Corporations Act.
Differences in Corporate Law
Set forth below is a comparison of certain shareholder rights and corporate governance matters under Delaware law and Australian law:
Corporate law issue	Delaware law	Australian law
Special Meetings of Shareholders
Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws.

However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.

The Corporations Act requires the directors to call a general meeting on the request of shareholders with at least 5% of the vote that may be cast at the general meeting. Shareholders with at least 5% of the votes that may be cast at the general meeting may also call and arrange to hold a general meeting. The shareholders calling the meeting must pay the expenses of calling and holding the meeting.

Interested Director Transactions
Interested director transactions are permissible and may not be legally voided if:
• either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital shares entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or
• the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

A director or that director’s alternate who has a material personal interest in a matter that is being considered at a directors’ meeting must not be present while the matter is being considered at the meeting or vote in respect of that matter unless permitted to do so by the Corporations Act, in which case such director may:
• be counted in determining whether or not a quorum is present at any meeting of directors considering that contract or arrangement or proposed contract or arrangement;
• sign or countersign any document relating to that contract or arrangement or proposed contract or arrangement; and
• vote in respect of, or in respect of any matter arising out of, the contract or arrangement or proposed contract or arrangement

Unless a relevant exception applies, the Corporations Act requires our directors to provide disclosure of any material personal interest, and prohibits directors from voting on matters in which they have a material personal interest and from being present at the meeting while the matter is being considered, unless directors who do not have a material personal interest in the relevant

Corporate law issue	Delaware law	Australian law

matter have passed a resolution that identifies the director, the nature and extent of the director’s interest in the matter and its relation to our affairs and states that those directors are satisfied that the interest should not disqualify the director from voting or being present. In addition, the Corporations Act may require shareholder approval of any provision of related party benefits to our directors, unless a relevant exception applies.

Cumulative Voting
The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.

No cumulative voting concept for director elections. Voting rights can vary by share class, depending on the terms attaching to the shares under the constitution of the company. Ordinary shares carry one vote (by poll) per share and B Class shares carry 15 votes (by poll) per Ordinary share held by the holder.

Approval of Corporate Matters by Written Consent
Unless otherwise specified in a corporation’s certificate of incorporation, shareholders may take action permitted to be taken at an annual or special meeting, without a meeting, notice, or a vote, if consents, in writing, setting forth the action, are signed by shareholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.
Australian public companies cannot pass resolutions by circulating written resolutions.

Business Combinations
With certain exceptions, a merger, consolidation, or sale of all or substantially all the assets of a Delaware corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.

No requirement for shareholder approval under Australian law, unless the transaction involves a transfer or issue or new shares or other securities to existing shareholders (for example, a business combination through a scrip-for-scrip merger) or a related party (generally, a director or its associates).

Limitations on Director’s Liability and Indemnification of Directors and Officers
A Delaware corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends,

Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:
• a liability owed to the company or a related body corporate of the company;
• a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M,

Corporate law issue	Delaware law	Australian law

stock purchases, or redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws.

A Delaware corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in defense of an action, suit, or proceeding by reason of his or her position if (i) the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

1317H, 1317HA or 1317HB of the Corporations Act;
• a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or
• legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:
  ○ in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;
  ○ in defending or resisting criminal proceedings in which the officer or director is found guilty;
  ○ in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or
  ○ in connection with proceedings for relief to the officer or a director under the Corporations Act, in which the court denies the relief.

Appraisal Rights
A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.

No equivalent concept under Australian law, subject to general minority oppression rights under which shareholders can apply to the Courts for an order in respect of Company actions that are unfairly prejudicial to a shareholder.

Shareholder Suits
Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste, and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Shareholders have a number of statutory protections and rights available to them, regardless of the quantity of shares they hold. These include:
• The ability to bring legal proceedings in the company’s name, including against the directors of the company, with the permission of the court.

Corporate law issue	Delaware law	Australian law

• The ability to inspect the company’s books, with the permission of the court.
• The ability to apply to the court for orders in cases where the company has been run in a manner that is unfairly prejudicial to a shareholder, or contrary to the interest of the shareholders as a whole.
• The ability to call a meeting of the company and propose resolutions

The right to apply to the court for orders in cases where majority shareholders, or the directors, act in an oppressive or unfairly prejudicial manner towards a single shareholder does not have a minimum shareholding requirement, and can result in a broad range of orders, including:
○ The winding up of the company.
○ Modification of the company’s constitution
○ Any other order the court determines to be appropriate.

Inspection of Books and Records
All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Any shareholder of the Company has the right to inspect or obtain copies of our share register on the payment of a prescribed fee.

Books containing the minutes of general meetings will be kept at our registered office and will be open to inspection of shareholders at all times when the office is required to be open to the public. Other corporate records, including minutes of directors’ meetings, financial records and other documents, are not open for inspection by shareholders (who are not directors). Where a shareholder is acting in good faith and an inspection is deemed to be made for a proper purpose, a shareholder may apply to the court to make an order for inspection of our books.

All public companies are required to prepare annual financial reports and directors’ reports for each financial year, and to file these reports with the Australian Securities and Investments Commission.

Corporate law issue	Delaware law	Australian law
Amendments to Charter
Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.
Amending or replacing the company’s constitution, requires a special resolution (75%) of the shareholders.
Transfer Agent and Registrar
The transfer agent and registrar for our Ordinary shares is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royal Street, Canton, MA 02021.
Listing
Our Ordinary shares are listed on the Nasdaq Global Select Market under the symbol “IREN”.

TAXATION
Material U.S. Federal Income Tax Considerations
The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) of an investment in our Ordinary shares. This summary applies only to U.S. Holders that acquire our Ordinary shares in exchange for cash, hold our Ordinary shares as capital assets within the meaning of Section 1221 of the Code (as defined below) and have the U.S. dollar as their functional currency.
This discussion is based on the tax laws of the United States as in effect on the date of this prospectus, including the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the preceding authorities are subject to change, and any such change could apply retroactively and affect the U.S. federal income tax consequences described below. The statements in this prospectus are not binding on the U.S. Internal Revenue Service (the “IRS”) or any court. Thus, the Company can provide no assurance that the U.S. federal income tax consequences discussed below will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. Furthermore, this summary does not address any estate or gift tax consequences, state, local or non-U.S. tax consequences, or other tax consequences other than U.S. federal income tax consequences.
The following discussion does not describe all the tax consequences that may be relevant to any particular investor or to persons in special tax situations such as:
•	banks and certain other financial institutions;
•	regulated investment companies;
•	real estate investment trusts;
•	insurance companies;
•	broker-dealers;
•	traders that elect to mark our Ordinary shares to market for U.S. federal income tax purposes;
•	tax-exempt entities;
•	persons liable for alternative minimum tax or the Medicare contribution tax on net investment income;
•	U.S. expatriates;
•	persons holding our Ordinary shares as part of a straddle, hedging, constructive sale, conversion, or integrated transaction;
•	persons that actually or constructively own 10% or more of the Company’s stock by vote or value;
•	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;
•	persons who acquired our Ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or
•	persons holding our Ordinary shares through partnerships or other pass-through entities or arrangements.
PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISERS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.
As used herein, the term “U.S. Holder” means a person eligible for the benefits of the tax treaty between the United States and Australia (the “Treaty”) that is, for U.S. federal income tax purposes, a beneficial owner of our Ordinary shares and is or is treated as:
•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•	an estate or trust whose income is subject to U.S. federal income taxation regardless of its source.
The tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our Ordinary shares generally will depend on such partner’s status and the partnership’s activities. Accordingly, a U.S. Holder that is a partner in such a partnership should consult its tax adviser.
Treasury regulations that apply to taxable years beginning on or after December 28, 2021 (the “Foreign Tax Credit Regulations”) may in some circumstances prohibit a U.S. person from claiming a foreign tax credit with respect to certain non-U.S. taxes that are not creditable under applicable income tax treaties. However, the IRS released guidance in the form of notices which provide temporary relief from the requirements of these new regulations for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). The rules governing the calculation and timing of foreign tax credits and the deduction of foreign taxes are complex and depend upon a U.S. Holder’s particular circumstances. Accordingly, U.S. investors that are not eligible for Treaty benefits should consult their tax advisers regarding the creditability or deductibility of any Australian taxes imposed on dividends on, or dispositions of, the Ordinary shares. This discussion does not apply to investors in this special situation.
Dividends and Other Distributions on Our Ordinary Shares
Subject to the passive foreign investment company considerations discussed below, the gross amount of distributions made by the Company with respect to our Ordinary shares (including the amount of any non-U.S. taxes withheld therefrom) generally will be includible as dividend income in a U.S. Holder’s gross income in the year received, to the extent such distributions are paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because the Company does not maintain its earnings and profits calculations under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. Dividends received by non-corporate U.S. Holders may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that (1) the Company is eligible for the Treaty benefits or our Ordinary shares are readily tradable on an established securities market in the United States, (2) the Company is not a passive foreign investment company (as discussed below) for either the taxable year in which the dividend was paid or the preceding taxable year, (3) the U.S. Holder satisfies specific holding period requirements and (4) the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. U.S. Holders should consult their tax advisers regarding the availability of the lower rate for dividends paid with respect to our Ordinary shares.
The amount of any distribution paid in a foreign currency will be equal to the U.S. dollar value of such currency, translated at the spot rate of exchange on the date such distribution is received, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. In general, foreign currency gain or loss will be treated as U.S.-source ordinary income or loss.
Dividends on our Ordinary shares generally will constitute foreign source income for foreign tax credit limitation purposes. Subject to certain complex conditions and limitations, any Australian taxes withheld on any distributions on our Ordinary shares may be eligible for credit against a U.S. Holder’s federal income tax liability or, at such holder’s election, may be eligible as a deduction in computing such holder’s U.S. federal taxable income. If a refund of the tax withheld is available under the laws of Australia or under the Treaty, the amount of tax withheld that is refundable will not be eligible for such credit against a U.S. Holder’s U.S. federal income tax liability (and will not qualify for the deduction against U.S. federal taxable income). If the dividends constitute qualified dividend income as discussed above, the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will generally be limited to the gross amount of the dividend, multiplied by the reduced rate applicable to the qualified dividend income, divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for the credit is calculated separately concerning specific classes of income. For this purpose, dividends distributed by the Company with respect to our Ordinary shares will generally constitute “passive category income.” The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Holders should consult their tax advisers regarding the availability of a foreign tax credit in their particular circumstances and the possibility of claiming an itemized deduction (in lieu of the foreign tax credit) for any foreign taxes paid or withheld.
Sale or Other Taxable Disposition of Our Ordinary Shares
Subject to the passive foreign investment company considerations discussed below, upon a sale or other taxable disposition of our Ordinary shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such Ordinary shares. A U.S. Holder’s initial tax basis in our Ordinary shares generally will equal the cost of such Ordinary shares. Generally, any such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in our Ordinary shares exceeds one year. Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations.
Gain or loss, if any, realized by a U.S. Holder on the sale or other disposition of our Ordinary shares generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes. The use of U.S. foreign tax credits relating to any Australian tax imposed upon the sale or other disposition of our Ordinary shares may be unavailable or limited. U.S. Holders should consult their tax advisers regarding the tax consequences if Australian taxes are imposed on or connected with a sale or other disposition of our Ordinary shares and their ability to credit any Australian tax against their U.S. federal income tax liability.
Passive Foreign Investment Company Considerations
The Company will be classified as a passive foreign investment company (a “PFIC”) for any taxable year if either: (a) at least 75% of its gross income is “passive income” for purposes of the PFIC rules or (b) at least 50% of the value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income includes interest, dividends and other investment income, with certain exceptions. Cash and cash-equivalents generally are passive assets for these purposes, and digital assets are likely to be passive assets for these purposes as well. Goodwill is active to the extent attributable to activities that produce or are intended to produce active income. The PFIC rules also contain a look-through rule whereby the Company will be treated as owning its proportionate share of the gross assets and earning its proportionate share of the gross income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock.
Under the PFIC rules, if the Company were considered a PFIC at any time that a U.S. Holder holds our Ordinary shares, the Company would continue to be treated as a PFIC with respect to such investment unless (i) the Company ceases to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules.
Based on the current and anticipated composition of the income, assets, and operations of the Company and the expected price of our Ordinary shares, the Company does not expect to be treated as a PFIC for its taxable year. However, whether the Company is treated as a PFIC is a factual determination made on an annual basis after the close of each taxable year. This determination will depend on, among other things, the ownership and the composition of the Company’s income and assets, as well as the relative value of the Company’s assets (which may fluctuate with the Company’s market capitalization), at the relevant time. Under circumstances where our cash is not deployed for active purposes, our risk of being a PFIC may increase. Fluctuations in the Company’s market capitalization can also affect our PFIC status because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market capitalization from time to time (which has been, and may continue to be, volatile). In particular, there is a risk that we may be a PFIC in the current and subsequent taxable years if there is a decline in the market capitalization and the value of our goodwill is determined by reference to our market capitalization. Moreover, the application of the PFIC rules to digital assets and transactions related thereto is subject to uncertainty.
Among other things, the IRS has issued limited guidance on the treatment of income from mining digital assets. The IRS or a court may disagree with the Company’s determinations, including how the Company determines the value of the Company’s assets and the percentage of the Company’s assets that are passive assets under the PFIC rules. Therefore, there can be no assurance that the Company will not be classified as a PFIC for the current taxable year or for any future taxable year. If the Company is considered a PFIC at any time that a U.S. Holder holds our Ordinary shares, any gain recognized by the U.S. Holder on a sale or other disposition of our Ordinary shares, as well as the amount of any “excess distribution” (defined below) received by the U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for our Ordinary shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on our Ordinary shares exceeds 125% of the average of the annual distributions on our Ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of our Ordinary shares if the Company is considered a PFIC. Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.
If the Company is considered a PFIC, a U.S. Holder will also be subject to annual information reporting requirements. U.S. Holders should consult their tax advisers about the potential application of the PFIC rules to an investment in our Ordinary shares
Information Reporting and Backup Withholding
Dividend payments with respect to our Ordinary shares and proceeds from the sale, exchange, or redemption of our Ordinary shares may be subject to information reporting to the IRS and U.S. backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding if the U.S. Holder furnishes a correct taxpayer identification number and makes any other required certification or is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisers regarding applying the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.
Additional Information Reporting Requirements
Certain U.S. Holders who are individuals (and certain entities) that hold an interest in “specified foreign financial assets” (which may include our Ordinary shares) are required to report information relating to such assets, subject to certain exceptions (including an exception for our Ordinary shares held in accounts maintained by certain financial institutions). Penalties can apply if U.S. Holders fail to satisfy such reporting requirements. U.S. Holders should consult their tax advisers regarding the applicability of these requirements to their acquisition and ownership of our Ordinary shares.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR ORDINARY SHARES UNDER ITS CIRCUMSTANCES.
Material Australian Tax Considerations
In this section, we provide a general summary of the material Australian income tax, stamp duty, and goods and services tax considerations generally applicable to the acquisition, ownership, and disposal by the absolute beneficial owners of the Ordinary shares issued by Iris Energy.
This section is based upon existing Australian tax law as of the date of this prospectus, which is subject to change, possibly retrospectively. This discussion does not address all aspects of Australian tax law, which may be important to particular investors in light of their investment circumstances, such as shares held by investors subject to special tax rules (for example, financial institutions, insurance companies, or tax-exempt organizations).

It does not purport to address all possible tax situations that may be relevant to a decision to purchase, own, or deposit our Ordinary shares. It is included herein solely for preliminary information purposes and is not intended to be, nor should it be construed to be, legal or tax advice. Iris Energy and their officers, employees, taxation or other advisers do not accept any liability or responsibility in respect of any statement concerning taxation consequences or the taxation consequences.
Prospective purchasers of our Ordinary shares should consult their tax advisers on the applicable tax consequences related to the ownership of our Ordinary shares, based on their particular circumstances.
The comments in this section deal only with the Australian taxation implications of the ownership and disposition of Iris Energy Ordinary shares if you hold your Iris Energy Ordinary shares as investments on a capital account. In addition, this summary does not discuss any non-Australian or state tax considerations, other than stamp duty and goods and services tax.
For this summary, a holder of our Ordinary shares that is not an Australian tax resident and is not carrying on business in Australia at or through a permanent establishment is referred to as a “Non-Australian Holder.”
Conversely, for the purposes of this summary, a holder that is an Australian tax resident or is carrying on business in Australia at or through a permanent establishment is referred to as an “Australian Resident Holder.”
Please be aware that the residence concept used in this section applies for Australian tax assessment purposes only. Any reference in this section to a tax, duty, levy impost, or other charge or withholding of a similar nature refers to Australia’s tax laws and/or concepts only. Also, please note that a reference to Australian income tax encompasses corporate income tax and personal income tax generally.
Taxation of the Company
As the Company is a fully taxable Australian company, its taxable income is subject to corporate income tax in Australia. All Australian companies are subject to a corporate income tax rate of 30%, other than those classified as a “base rate company”, which are businesses with revenue of less than A$50 million that are subject to a reduced corporate income tax rate of 25% for the 2021/2022 income year. The Company is not considered a base rate company for the year ended June 30, 2023.
Taxation of Australian Resident Holders
Taxation of Dividends
Dividends paid by us on our Ordinary shares should constitute the assessable income of an Australian Resident Holder. Australia operates a dividend imputation system under which dividends may be declared to be “franked” to the extent they are paid out of company profits that have been subject to income tax.
Individuals and complying superannuation entities
Australian Resident Holders who are individuals or complying superannuation entities should include the dividend in their assessable income in the year the dividend is paid, together with any franking credit attached to that dividend. Subject to the comments concerning ‘Qualified Persons’ below, such Australian Resident Holders should be entitled to a tax offset equal to the franking credit attached to the dividend.
The tax offset can be applied to reduce the tax payable on the investor’s taxable income. Where the tax offset exceeds the tax payable on the investor’s taxable income, the investor should be entitled to a tax refund equal to the excess. To the extent that the dividend is unfranked, an Australian individual Shareholder will generally be taxed at their prevailing marginal rate on the dividend received (with no tax offset). Complying Australian superannuation entities will generally be taxed at the prevailing rate for complying superannuation entities on the dividend received (with no tax offset).
Companies
Australian Resident Holders that are companies are also required to include both the dividend and the associated franking credits (if any) in their assessable income.

Subject to the comments in relation to ‘Qualified Persons’ below, such companies should be entitled to a tax offset up to the amount of the franking credit attached to the dividend. Likewise, the company should generally be entitled to a credit in its own franking account to the extent of the franking credits attached to the distribution received. This will allow the Australian Resident Holders that are companies to pass on the franking credits to its investor(s) on the subsequent payment of franked dividends.
Excess franking credits received by the company shareholder will not give rise to a refund entitlement for a company but may be converted into carry forward tax losses instead. This is subject to specific rules on how the carry forward tax loss is calculated and utilized in future years. For completeness, this tax loss cannot be carried back under the loss carry back tax offset rules introduced in the 2020-21 Federal Budget.
Trusts and partnerships
Australian Resident Holders who are trustees (other than trustees of complying superannuation entities, which are dealt with above) or partnerships are also required to include any dividends and any franking credits in calculating the net income of the trust or partnership. Where a fully franked or partially franked dividend is received, the relevant beneficiary or partner may be entitled to a tax offset in respect of any franking credits distributed to the relevant beneficiary or partner as applicable.
To the extent that the dividend is unfranked, an Australian trustee (other than trustees of complying superannuation entities) or partnerships, will be required to include the unfranked dividend in the net income of the trust or partnership. The relevant beneficiary will be taxed at the relevant prevailing tax rate on their share of the net income of the trust or partnership (with no tax offset).
Qualified Persons
The benefit of franking credits can be denied where an Australian Resident Holder is not a ‘qualified person’ in which case the Holder will not be required to include an amount for the franking credits in their assessable income nor will they be entitled to a tax offset.
Broadly, to be a qualified person, a shareholder must satisfy the holding period rule and, if necessary, the related payment rule. The holding period rule requires a shareholder to hold the shares ‘at risk’ for at least 45 days continuously during the qualification period - starting from the day after acquiring the shares and ending 45 days after the shares become ex-dividend - in order to qualify for franking benefits.
This holding period rule is subject to certain exceptions, including where the total franking offsets of an individual in a year of income do not exceed A$5,000.
Whether you are qualified person is a complex tax issue which requires analysis based on each shareholder’s individual circumstances. Iris Energy ordinary shareholders should obtain their own tax advice to determine if these requirements have been satisfied.
Capital Gains Tax (“CGT”) Implications
Disposal of shares
For Australian Resident Holders, who hold their Ordinary shares on capital account, the future disposal of Ordinary shares will give rise to a CGT event at the time which the legal and beneficial ownership of the Ordinary shares are disposed of. Australian Resident Holders will derive a capital gain on the disposal of their Ordinary shares in Iris Energy to the extent that the capital proceeds exceed the cost base of their Ordinary shares.
A capital loss will be made where the capital proceeds are less than the cost base of their Ordinary shares. Where a capital loss is made, capital losses can only be offset against capital gains derived in the same or later incomes years. They cannot be offset against ordinary income nor carried back to offset net capital gains arising in earlier income years. Capital losses may be carried forward to future income years subject to the satisfaction of the Australian loss testing provisions.
Capital Proceeds
The capital proceeds should generally be equal to any consideration received by the Australian Resident Holder in respect to the disposal of their Iris Energy Ordinary share/s.

Cost base of Iris Energy Ordinary shares
The cost base of an Ordinary share should generally be equal to the cost of acquiring the Ordinary share, holding the Ordinary share, plus any incidental costs of acquisition and disposal (e.g. brokerage costs and legal fees).
CGT Discount
The CGT discount may apply to Australian Resident Holders that are individuals complying Australian superannuation funds or trusts, who have held, or are taken to have held, their Ordinary shares for at least 12 months (not including the date of acquisition or date of disposal) at the time of the disposal of their Ordinary shares.
The CGT discount is:
One-half if the Australian Resident Holder is an individual or trustee: meaning generally only 50% of the capital gain will be included in the Australian Resident Holder’s assessable income; and
One-third if the Australian Resident Holder is a trustee of a complying superannuation entity: meaning generally only two-thirds of the capital gain will be included in the Australian Resident Holder’s assessable income.
The CGT discount is not available to Australian Resident Holders that are companies. If an Australian Resident Holder makes a discounted capital gain, any current year and/or carried-forward capital losses will be applied to reduce the undiscounted capital gain before the relevant CGT discount is applied. The resulting amount forms the Australian Resident Holder’s net capital gain for the income year and is included in its assessable income.
The CGT discount rules relating to trusts are complex. Subject to certain requirements being satisfied, the capital gain may flow through to the beneficiaries in that trust, who will assess the eligibility for the CGT discount in their own right. Accordingly, we recommend trustees seek their own independent advice on how the CGT discount applies to the trust and its beneficiaries.
Taxation of Non-Australian Holders
Taxation of Dividends
Non-Australian Holders who do not have a permanent establishment in Australia should not be subject to Australian income tax but may be subject to Australian dividend withholding tax on their Iris Energy dividends.
Franked dividends
As outlined above, Australia has a franking system wherein dividends can be franked, and Australian resident shareholders receive a franking credit which effectively represents the corporate tax paid by the underlying company (i.e. Iris Energy).
Dividends received by Non-Australian Holders which are franked should not be subject to Australian dividend withholding tax to the extent of the franking (i.e. if the dividend is fully franked, it should not be subject to Australian dividend withholding tax at all). However, refunds of franking credits are not available to non-Australian resident shareholders.
Dividends attributable to Conduit Foreign Income
Non-Australian Holders should not be subject to Australian dividend withholding tax on unfranked dividends to the extent that the dividend is declared to be conduit foreign income (CFI).
CFI generally includes amounts received by Iris Energy that have been derived from a non-Australian source, for example dividends received from foreign subsidiaries which are treated as non-assessable non-exempt income for Australian tax purposes.
Unfranked dividends
Non-Australian Holders should generally be subject to Australian dividend withholding tax to the extent the unfranked component of any dividends are not declared to by CFI. Australian dividend withholding tax will be imposed at 30% of the amount of the unfranked dividend, unless a shareholder is a resident of a country with which Australia has a double taxation treaty (DTT) and qualifies for the benefits of the treaty. In the event the Non-Australian Holder is otherwise able to rely on a DTT with Australia, the rate of Australian dividend withholding tax may be reduced (typically to 15%), depending on the terms of the DTT.
Under the provisions of the current Double Taxation Convention between Australia and the United States, the Australian tax withheld on unfranked dividends that are not declared to be CFI paid by us to a resident of the United States is beneficially entitled is limited to 15%.
Under the Double Taxation Convention between Australia and the United States, if a company that is a Non-Australian Holder directly owns a 10% or more interest in an Australian company (i.e. Iris Energy), the Australian tax withheld on unfranked dividends that are not declared to be CFI paid by us to which a resident of the United States is beneficially entitled is limited to 5%.
Capital Gains Tax (“CGT”) Implications
Disposal of shares
Non-Australian Holders who are treated as the owners of the underlying shares on the basis that they are absolutely entitled to those Ordinary shares will not be subject to Australian capital gains tax on the gain made on a sale or other disposal of Ordinary shares unless:
•
they, together with their associates as defined for Australian tax purposes, hold 10% or more of our issued capital, at the time of disposal or for a 12-month period during the two years prior to disposal; and

•
more than 50% of our assets held directly or indirectly, determined by reference to market value, consists of Australian real property (which includes land and leasehold interests) or Australian mining, quarrying or prospecting rights at the time of disposal. This is not expected to be the case.

Australian capital gains tax applies to net capital gains at a taxpayer’s marginal tax rates. Net capital gains are calculated after reduction for capital losses, which may only be offset against capital gains.
The capital gains tax discount is not available to Non-Australian Holders on gains in respect of Iris Energy Ordinary shares, where they were non-Australian residents during the entire holding period. Where Non-Australian Holders were Australian tax residents for some of the holding period, the capital gains tax discount percentage is reduced to account for the period of foreign residency during the entire holding period. Companies are not entitled to a capital gains tax discount.
Broadly, where there is a disposal of certain taxable Australian property by a Non-Australian Holder, the purchaser will be required to withhold and remit to the Australian Taxation Office, or the ATO, 12.5% of the proceeds from the sale. A transaction is excluded from the withholding requirements in certain circumstances, including where the transaction is an on-market transaction conducted on an approved stock exchange, a securities lending, or the transaction is conducted using a broker operated crossing system. There may also be an exception to the requirement to withhold where a Non-Australian Holder provides a declaration that their Ordinary shares are not ‘indirect Australian real property interests’. The Non-Australian Holder may be entitled to receive a tax credit for the tax withheld by the purchaser which they may claim in their Australian income tax return.
Dual Residency
If a holder of Ordinary shares is a resident of both Australia and the United States under those countries’ domestic taxation laws, that holder may be subject to tax as an Australian resident.
General Australian Tax Matters
The below comments apply to both Australian Resident Holders and Non-Australian Holders.
Stamp Duty
No Australian stamp duty is payable on the issue, transfer and/or surrender of the Ordinary shares, on the basis that Iris Energy is admitted to the official list of Nasdaq and all of its shares (and all shares of any other class of shares) are and remain quoted on that exchange and the issue/transfer/surrender of Ordinary shares does not result in a person, whether alone or together with associated/related persons or with otherwise unassociated persons as part of substantially one arrangement or acting in concert with other persons, having a 90% or more interest in Iris Energy (by reference to their entitlement to a distribution of property of Iris Energy on a winding up or otherwise).
Goods and Services Tax
No Australian GST will be payable on the supply of the Ordinary shares.
Subject to certain requirements, there may be a restriction on the entitlement of Iris Energy ordinary shareholders to claim an input tax credit for any GST incurred on costs associated with the acquisition or disposal of Iris Energy Ordinary shares (e.g. lawyer’s and accountants’ fees).
THE DISCUSSION ABOVE IS A SUMMARY OF THE AUSTRALIAN TAX CONSEQUENCES OF AN INVESTMENT IN OUR ORDINARY SHARES AND IS BASED UPON LAWS AND RELEVANT INTERPRETATIONS THEREOF IN EFFECT AS OF THE DATE OF THIS PROSPECTUS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR.

PLAN OF DISTRIBUTION
Each Selling Holder of the securities and any of their pledgees, donees, assignees, transferees, and successors-in-interest may, from time to time, sell any or all of their securities or interests in any securities covered hereby on the Nasdaq Stock Market LLC or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales or dispositions may be at fixed or negotiated prices. A Selling Holder may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Holders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
The Selling Holders may also sell securities under Rule 144 or any other exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Holders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Holders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. The Company may also agree to reimburse certain Selling Holders for all or a portion of any underwriting fees, discounts and selling commissions incurred by such Selling Holders in connection with any sale of their Ordinary shares offered by such Selling Holders pursuant to this prospectus.

Selling Holders will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus or any other exemptions from registration under the Securities Act.
We expect to keep this prospectus effective until the date on which all securities are sold or the date on which the shares may be immediately sold to the public without registration or restriction pursuant to Rule 144 under the Securities Act. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Holders or any other person. We will make copies of this prospectus available to the Selling Holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES RELATED TO THE OFFERING
Set forth below is an itemization of the total expenses (excluding the underwriting discounts and commissions), which are expected to be incurred in connection with this offering:
SEC Registration Fee	$1,453
Legal Fees and Expenses	150,000
Accounting Fees and Expenses	60,000
Printing Expenses	25,000
Miscellaneous	13,547
Total	$250,000

LEGAL MATTERS
The validity of certain securities and certain other matters with respect to Australian law have been passed upon for us by Clifford Chance LLP, located at Level 24, 10 Carrington Street, Sydney NSW 2000, Australia. The validity of certain securities and certain matters with respect to U.S. federal and New York State law have been passed upon for us by Davis Polk & Wardwell LLP, located at 450 Lexington Avenue, New York, New York 10017.
EXPERTS
The audited consolidated financial statements for the fiscal year ended June 30, 2023 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance on the report of Raymond Chabot Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements in respect of the fiscal years ended June 30, 2022 and 2021 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance on the report of Armanino LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a “shelf” registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
In addition, we file reports, including annual reports on Form 20-F, and other information with the SEC. We are allowed four months following the end of our fiscal year to file our annual report with the SEC instead of approximately three, and we are not required to disclose certain detailed information regarding executive compensation that is required from U.S. domestic issuers. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently as companies that are not foreign private issuers whose securities are registered under the Exchange Act. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders, and our senior management, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act.
As a foreign private issuer, we also are exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount, and at the same time, as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer.
Our SEC filings, including the registration statement, are available to you on the SEC’s website at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. We also maintain a website at https://irisenergy.co. Through our website, we make available, free of charge, our annual reports and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus.

INFORMATION INCORPORATED BY REFERENCE
The rules of the SEC allow us to incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below:
•	our Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed with the SEC on September 13, 2023;
•	our Report on Form 6-K filed with the SEC on November 3, 2022 (only with respect to “Restricted Share Units (‘RSUs’)” in Exhibit 99.4 thereto);
•
our Reports on Form 6-K filed with the SEC on July 18, 2023 (other than the information contained in the press release furnished as Exhibit 99.1 thereto), August 11, 2023 (other than the information contained in the press release furnished as Exhibit 99.1 thereto), August 29, 2023 (other than the information contained in the press release furnished as Exhibit 99.1 thereto), October 6, 2023 (other than the information contained in the press release furnished as Exhibit 99.1 thereto), November 30, 2023 (other than the information contained in the press release furnished as Exhibit 99.1 thereto), December 6, 2023 (other than the information contained in the press release furnished as Exhibit 99.1 thereto), December 15, 2023 (other than the information contained in the press release furnished as Exhibit 99.1 thereto), January 16, 2024 (other than the information contained in the press release furnished as Exhibit 99.1 thereto) and February 15, 2024 (other than the information contained in the press release furnished as Exhibit 99.1 and presentation as Exhibit 99.2 thereto); and

•
the description of our share capital contained in our registration statement on Form 8-A dated November 16, 2021 (File No. 001-41072) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.
All subsequent annual reports on Form 20-F, Form 40-F or Form 10-K that we file with the SEC and all subsequent filings on Forms 10-Q and 8-K filed by us with the SEC pursuant to the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), after the date hereof and prior to the termination or expiration of the registration statement of which this prospectus forms a part, shall be incorporated by reference. We may incorporate by reference any reports on Form 6-K that we furnish to the SEC that we specifically identify in such form or in any applicable prospectus supplement as being incorporated by reference into this prospectus or such prospectus supplement (i) after the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the completion of an offering of securities under this prospectus.
You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at https://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports or documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct all requests for those documents to:
Iris Energy Ltd.
Level 12, 44 Market Street
Sydney, NSW 2000 Australia
+61 2 7906 8301
ir@irisenergy.co
We maintain a website at https://irisenergy.co. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus.

Up to 2,069,122 Ordinary Shares

Iris Energy Limited
PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.	Indemnification of Directors and Officers.
Our Constitution, which is filed as an exhibit to this registration statement, provides for indemnification of the officers and directors to the full extent permitted by applicable law.
In addition, we have entered into agreements to indemnify our directors and executive officers containing provisions, which are in some respects broader than the specific indemnification provisions contained in our Constitution. The indemnification agreements require us, among other things, to indemnify such persons against expenses, including attorneys’ fees, judgments, liabilities, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by us or in our right, that may arise by reason of their status or service as our director or executive officer and to advance expenses incurred by them in connection with any such proceedings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the U.S. Securities and Exchange Commission (the “SEC”), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 9.	Exhibits.
The exhibit index attached hereto is incorporated herein by reference.
Item 10.	Undertakings.
The undersigned registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(2)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1), (a)(2) and (a)(3) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(d)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3;

(e)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(1)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(2)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(f)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(3)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit No.	Description of Exhibit
4.1*
Constitution of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-260488) filed with the SEC on October 25, 2021).

4.2*
Certificate of Registration on Change of Name and Conversion to a Public Company dated October 7, 2021 (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-260488) filed with the SEC on October 25, 2021).

5.1	Opinion of Clifford Chance LLP, counsel to the Registrant, as to the validity of the Ordinary shares registered.
23.1	Consent of Clifford Chance LLP (included in Exhibit 5.1).
23.2	Consent of Raymond Chabot Grant Thornton LLP, independent registered public accounting firm.
23.3	Consent of Armanino LLP, independent registered public accounting firm.
24.1	Power of attorney.
107	Filing Fee Table.
*	Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sydney, Australia on February 15, 2024.
Iris Energy Limited

By:	/s/ Daniel Roberts
	Name:	Daniel Roberts
	Title:	Co-Chief Executive Officer and Director

By:	/s/ William Roberts
	Name:	William Roberts
	Title:	Co-Chief Executive Officer and Director
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel Roberts and William Roberts and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.
Signature	Title	Date

/s/ Daniel Roberts	Co-Chief Executive Officer and Director	February 15, 2024
Daniel Roberts

/s/ William Roberts	Co-Chief Executive Officer and Director	February 15, 2024
William Roberts

/s/ Belinda Nucifora	Chief Financial Officer	February 15, 2024
Belinda Nucifora

/s/ David Bartholomew	Chair	February 15, 2024
David Bartholomew

/s/ Christopher Guzowski	Director	February 15, 2024
Christopher Guzowski

/s/ Michael Alfred	Director	February 15, 2024
Michael Alfred

/s/ Sunita Parasuraman	Director	February 15, 2024
Sunita Parasuraman
*By:	/s/ William Roberts
William Roberts
Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Iris Energy Limited has signed this registration statement on February 15, 2024.
Cogency Global Inc.

Authorized Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Sr. Vice President on behalf of Cogency Global Inc.